EXHIBIT 10.9

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of November 1, 2002 (the “Effective Date”), by and between MOFFETT OFFICE PARK INVESTORS LLC, a Delaware limited liability company (“Landlord”), and RAE SYSTEMS, INC., a California corporation (“Tenant”).

R  E  C  I  T  A  L  S

A.  Aetna Life Insurance Company, a Connecticut corporation, Landlord’s predecessor-in-interest, and Tenant entered into that certain Lease Agreement dated as of February         , 1999, as modified by a letter dated March 12, 1999 (as amended, the “ Lease”) which Lease covers the premises consisting of approximately twenty five thousand eighty (25,080) rentable square feet located in the building commonly known as 1339 Moffett Park Drive, Sunnyvale, California (the “Building”), said premises being more particularly described in the Lease (the “Premises”). Capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

B.  The Lease is scheduled to expire by its terms on May 31, 2004. Landlord and Tenant desire to extend the Term of the Lease through October 31, 2009.

C.  in accordance with the terms and conditions contained herein.

A  G  R  E  E  M  E  N  T

NOW THEREFORE, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    EXTENSION TERM

The Term of the Lease is hereby extended for a period of sixty-five (65) months, commencing on June 1, 2004 and ending on October 31, 2009 (the “Extension Term”). The word “Term,” as used in the Lease, shall mean the initial Term and the Extension Term.

2.     MONTHLY BASE RENT

Notwithstanding anything to the contrary contained in the Lease, effective as of the Effective Date, Tenant shall pay monthly Base Rent to Landlord in the amounts set forth below:

Period	Monthly Base Rate	Monthly Base Rent
November 1, 2002 — October 31, 2003	$1.05	$26,334.00
November 1, 2003 — October 31, 2004	$1.10	$27,588.00
November 1, 2004 — October 31, 2005	$1.15	$28,842.00
November 1, 2005 — October 31, 2006	$1.20	$30,096.00
November 1, 2006 — October 31, 2007	$1.30	$32,604.00
November 1, 2007 — March 31, 2008	$1.40	$35,112.00
April 1, 2008 — October 31, 2008	$1.70	$42,636.00
November 1, 2008 — October 31, 2009	$1.75	$43,890.00

3.     ADDITIONAL RENT

Tenant shall continue to pay Additional Rent throughout the entire Term (including the Extension Term) in accordance with the terms of Paragraph 4 of the Lease. Nothing contained herein shall be deemed to limit or affect Tenant’s obligations with regard to the payment of Additional Rent.

4.     SECURITY DEPOSIT

(a)  Tenant shall increase the Security Deposit held by Landlord under the Lease from the sum of Forty-Three Thousand Eight Hundred Dollars ($43,800.00) to the aggregate sum of Eighty-Seven Thousand Six Hundred Ninety Dollars ($87,690.00). Such additional funds shall be paid to Landlord in six (6) equal installments of Seven Thousand Three Hundred Fifteen Dollars ($7,315.00) each, which installments shall be due and payable on the first day of each calendar month from December 1, 2002 to May 1, 2003. Any failure of Tenant to pay any such installment when due shall constitute a Default under the Lease.

(b)  Provided that no Default (nor an event or condition which, with the giving of notice or the passing of time, or both, would constitute a Default) is then occurring hereunder on the part of Tenant, then Landlord shall apply Forty-Two Thousand Six Hundred Thirty-Six Dollars ($42,636.00) of the Security Deposit to the Base Rent due hereunder for the calendar month of April, 2008.

(c)  Upon the payment in full by Tenant of all sums required under Paragraph 4(a), above Tenant’s obligation under the Lease to reimburse Landlord for the Excess Tenant Improvements Cost associated with the Tenant Improvements installed in the Premises at the commencement of the Term shall be waived.

5.     RENEWAL OPTION

(a)  Tenant shall have one (1) option (the “Renewal Option”) to extend the Term for a period of three (3) years beyond the Expiration Date (the “Renewal Term”). The Renewal Option is personal to RAE Systems, Inc. and may not be exercised by any sublessee or assignee, or by any other successor or assign of RAE Systems, Inc. The Renewal Option shall be effective only if Tenant is not in Default under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of exercise of the Renewal Option or the time of commencement of the Renewal Term. The Renewal Option must be exercised, if at all, by written notice (“Election Notice”) from Tenant to Landlord given not more than nine (9) months nor less than six (6) months prior to the expiration of the Term. Any such notice given by Tenant to Landlord shall be irrevocable. If Tenant fails to exercise the Renewal Option in a timely manner as provided for above, the Renewal Option shall be void. The Renewal Term shall be upon the same terms and conditions as the initial Term, except that (i) no further Renewal Option shall be available to Tenant at the expiration of the Renewal Term, and (ii) the Base Rent during the Renewal Term (the “Renewal Rate”) shall be equal to the higher of (A) the “prevailing market rate” for space in similarly situated buildings in the vicinity of the Project comparable to the Building in location, condition, quality and type at the commencement of the Renewal Term (the “Prevailing Rate”), or (B) the Base Rent due hereunder during the last month of the Term. The term “prevailing market rate” shall mean the base rental for such comparable space, taking into account any additional rental and all other payments and escalations payable hereunder and by tenants under leases of such comparable space. The Prevailing Rate shall be determined in accordance with Paragraph 4 of the Lease.

(b)  Within thirty (30) days after Landlord’s receipt of the Election Notice or as soon thereafter as is reasonably practicable, Landlord shall notify Tenant in writing (the “Renewal Rate Notice”) of the Renewal Rate. Tenant shall have fifteen (15) days (the “Response Period”) after receipt of the Renewal Rate Notice to advise Landlord whether or not Tenant agrees with Landlord’s determination of the Renewal Rate. If Tenant does not respond to Landlord in writing within the Response Period, then Tenant shall be deemed to have accepted the Renewal Rate specified by Landlord in the Renewal Rate Notice. If Tenant agrees or is deemed to have agreed with Landlord’s determination of the Renewal Rate, then such determination shall be final and binding on the parties. If Tenant notifies Landlord in writing during the Response Period that Tenant disagrees with Landlord’s determination of the Renewal Rate, then within fifteen (15) days after Landlord’s receipt of Tenant’s written notice, Landlord and Tenant shall each retain a licensed commercial real estate broker with at least five (5) years’ experience negotiating commercial lease transactions in Sunnyvale, California. If only one broker is appointed by the parties during such fifteen (15) day period, then such broker shall, within twenty (20) days after his or her appointment, determine the Prevailing Rate, and the Renewal Rate shall be the higher of (i) the Prevailing Rate so determined by such broker, or (ii) the Base Rent due hereunder during the last month of the Term. If Landlord and Tenant each appoint a broker during such fifteen (15) day period as contemplated hereunder, then the brokers shall meet at least two (2) times during the thirty (30) day period commencing on the date on which the last of the brokers has been appointed (the “Broker Negotiation Period”) to attempt to mutually agree upon the Prevailing Rate. If the brokers agree upon the Prevailing Rate on or before the expiration of the Broker Negotiation Period, then the higher of (A) the Prevailing Rate so determined by the brokers, or (B) the Base Rent due hereunder during the last month of the Term, shall be the “Renewal Rate” for all purposes of this Lease. If the brokers cannot agree upon the Prevailing Rate at the expiration of the Broker Negotiation Period, but if the determinations of such brokers differ by less than five percent (5%) of the higher of the two, the Prevailing Rate shall be the average of the two determinations. In the event such determinations differ by more than five percent (5%) of the higher of the two, then such appraisers shall within twenty (20) days designate a third broker, who shall have the same qualifications required for the initial two brokers. If the two brokers fail to agree upon and appoint a third broker, then the third broker shall be appointed by J.A.M.S./ENDISPUTE. The third broker shall, within twenty (20) days after his or her appointment, make a determination of the Prevailing Rate. The determinations of Prevailing Rate prepared by all three (3) brokers shall be compared and the Prevailing Rate shall be the average of the two closest determinations. Such determination shall be final and binding upon the parties. The Renewal Rate shall be the higher of (1) the Prevailing Rate so determined in accordance with the foregoing sentence, and (2) the Base Rent due hereunder during the last month of the Term. Landlord and Tenant shall each bear the expense of the broker selected by it and shall share equally the expense of the third broker, if any. Promptly following the determination of the Renewal Rate pursuant to this Paragraph 5, the parties shall execute an amendment to this Lease memorializing such Renewal Rate.

6.     AS-IS

Tenant shall continue to occupy the Premises in its “AS-IS” condition. Except as provided in the Lease with respect to Landlord’s repair and maintenance obligations, Landlord shall have no obligation to improve, remodel or otherwise alter the Premises at any time during the Term.

7.     BROKERS

Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiating or making of this Amendment, except for Insignia/ESG, Inc. (“Landlord’s Broker”) and CRESA Partners (“Tenant’s Broker”) and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Amendment as a result of the actions of the indemnifying party. Landlord’s Broker and Tenant’s Broker shall be referred to herein collectively as the “Brokers.” Provided that this Amendment is fully executed by the parties hereto, then Landlord shall pay a commission to the Brokers pursuant to and in accordance with the terms of a separate written agreement executed by Landlord.

8.     MISCELLANEOUS

(a)  As amended hereby, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail. This Amendment shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives and successors and assigns.

(b)  This Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

(c)  Except as set forth in this Amendment, all terms and conditions of the Lease shall remain in full force and effect.

(d)  This Amendment and the Lease set forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior and contemporaneous agreements, whether oral, written or based on a course of dealing or performance, concerning such subject matter.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment to Lease as of the date first above written.

LANDLORD:	MOFFETT OFFICE PARK INVESTORS LLC, a Delaware limited liability company

	By:	UBS Realty Investors LLC, a Massachusetts limited liability company, its Manager

By:
Name:
Title:

TENANT:	RAE SYSTEMS, INC., a California corporation

By:
Name:
Title:

By:
Name:
Title: